Exhibit 10.2

This Agreement is dated September 17, 2003 and is between MONY LIFE INSURANCE COMPANY, a New York corporation (the “Company”), and Samuel J. Foti (the “Executive”).

1.	Limitation of Benefits. The Executive agrees that the aggregate total amount of any “CIC Payments” (as defined below) that the Executive (or his estate or beneficiary or other person claiming by or through the Executive) may be entitled to receive in connection with the proposed acquisition of the Company by AXA Financial, Inc. (the “Proposed Merger”) shall not exceed the amounts set forth in: (i) Column A if the Proposed Merger occurs on or prior to December 31, 2003 or (ii) Column B if the date of the Proposed Merger occurs after December 31, 2003 and on or prior to March 31, 2004; provided that the amounts in Column A and Column B shall be prorated with respect to payments of annual and long-term incentive compensation, and; further provided that, in either case, the Executive’s employment is terminated within thirty days following the Proposed Merger. In the event that the Proposed Merger occurs following March 31, 2004, the CIC Payments shall be limited to the amounts set forth in Column B; provided that such amounts shall be deemed to be adjusted automatically, without any further action on the part of the parties hereto, to reflect change in entitlements under Section 8 of the CIC Agreements relating only to pro rata payments of annual and long-term incentive compensation and calculation of retirement benefits, and the Executive’s employment is terminated within thirty days following the Proposed Merger. For avoidance of doubt, the foregoing shall not be deemed to limit the amount of any Gross-Up Payment under Section 9 of the Third Amended and Restated Change in Control Agreement, dated as of July 30, 2003, between the Company and the Executive (the “CIC Agreement”) or the rights of the Executive with respect thereto.

2.	CIC Payments. For purposes hereof, “CIC Payments” shall mean any payments and the value of benefits to which the Executive (or his representative) becomes entitled (i) under Section 8 of the CIC Agreements, (ii) pursuant to the actions taken by resolution of the Compensation Committee of the Company’s Board of Directors on September 9, 2003, (iii) pursuant to any other right as to which a “Cash Value” is set forth in the attached Annexes A and B (the “E&Y Calculations”) and (iv) any other payment that would be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

3.	Determination of Amounts. For purposes of applying the limitations of paragraph 1 hereof, the amounts of payments and the value of benefits shall be determined by Ernst & Young LLP on a basis consistent with the methodology and assumptions used in the E&Y Calculations.

4.	Termination. This Agreement shall be terminated and be of no further force or effect if the Agreement and Plan of Merger among AXA Financial, Inc., MONY Acquisition Co. and The MONY Group Inc. that is being executed and delivered concurrently herewith (the “Merger Agreement”) is not entered into or is terminated in accordance with the its terms.

5.	Acknowledgements. The Executive acknowledges that this Agreement was sought at the request of AXA Financial, Inc., a Delaware corporation, in connection with the transactions contemplated by the Merger Agreement, and that AXA Financial, Inc. relied upon the Company obtaining this Agreement in connection with AXA Financial, Inc.’s decision to acquire the Company. The Executive further acknowledges that the consideration that the Executive will receive under the CIC Payments, taking into account the limitation on the amounts payable as provided in this Agreement, is sufficient for Executive to agree to such limitation.

6.	Governing Law, etc. This Agreement shall be governed in all respects by the laws of the State of New York. Any dispute or controversy arising from or relating to this Agreement shall be resolved under the CIC Agreement, including, without limitation, Section 13.B of the CIC Agreement with respect to the payment of the Executive’s legal fees. Except as may be modified hereby, the CIC Agreements and the arrangements providing for CIC Payments shall remain in full force and effect.

7.	Confidentiality. The parties and AXA Financial, Inc. will treat the terms of this Agreement as confidential. Notwithstanding the preceding sentence, both parties and AXA Financial, Inc. (and each employee, representative, or other agent thereof) have been and are permitted to disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the parties or AXA Financial, Inc. relating to such tax treatment and structure. Each party and AXA Financial, Inc. acknowledge that they have no proprietary or exclusive rights to the tax structure of the transaction. The preceding two sentences are intended to cause the transaction contemplated herein to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code and shall be construed in a manner consistent with such purpose.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Samuel J. Foti
Samuel J. Foti

MONY LIFE INSURANCE COMPANY

By:	/s/ Michael I. Roth
Michael I. Roth
Chairman and CEO

AXA FINANCIAL, INC

By:	/s/ Christopher M. Condron
Christopher M. Condron
President and Chief Executive Officer

MONY BASE CASE

CALCULATION DATE: SEPTEMBER 15, 2003

OVERALL SUMMARY OF BENEFITS

PURCHASE PRICE = $31.00

Samuel Foti	Column A	Column B
Change in Control/Termination Date	December 31, 2003	March 31, 2004
Severance	3,541,250	3,541,250
Pro Rata Bonus		276,639
Acceleration of Options	742,500	742,500
Acceleration of Restricted Stock Awards	2,857,549	2,857,549
SERP Payment	2,586,241	2,715,330
NQIP Company Match	135,111	135,111
Split-Dollar Life Insurance	179,762	179,762
Health & Welfare	114,481	375,869
Outplacement Services	11,000	11,000
2001 LTPP Payout	1,500,000	1,500,000
2002, 2003 LTPP Payouts	2,166,667	2,500,000
2003 Bonus	1,125,000	1,125,000

Grand Total	$14,959,560	$15,960,010